EXHIBIT 10.1

AMENDMENT NO. 1
to the
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

        AMENDMENT (“Amendment No. 1”) dated June 16, 2020, and made effective as of the 29th day of March 2020 (the “Effective Date”), by and between Ralph Lauren Corporation, a Delaware corporation (the “Company”), and Ralph Lauren (the “Executive”).

        WHEREAS, the Executive currently serves as the Chief Creative Officer of the Company and Executive Chairman of the Board of Directors of the Company pursuant to an Amended and Restated Employment Agreement by and between the Company and the Executive made effective as of April 2, 2017 (the “Employment Agreement”); and

        WHEREAS, the Company and the Executive wish to amend the Employment Agreement in certain respects;

        NOW, THEREFORE, intending to be bound, the parties hereby agree as follows.

1.     Definitions. All capitalized terms in this Amendment No. 1 that are undefined shall have the same meaning as ascribed to them in the Employment Agreement.

2.Section 4(a) of the Employment Agreement is amended to add the following at the end of the Section, effective as of the Effective Date:

“Notwithstanding the foregoing, for the Company’s 2021 fiscal year, which is the fiscal year starting on March 29, 2020 and ending on March 27, 2021 (“FY21”), Executive shall not receive any Base Salary.”

3.    Section 4(b) of the Employment Agreement is amended to add the following at the end of the Section, effective as of the Effective Date:

“Notwithstanding the foregoing, (i) for the Company’s 2020 fiscal year, which is the fiscal year starting on April 1, 2019 and ending on March 28, 2020 (“FY20”), Executive shall not receive a Bonus under the Bonus Plan and (ii) for the first two quarters of FY21, Executive’s Bonus shall be based on the same form and criteria approved by the Compensation Committee as the bonus received by the Company’s President and Chief Executive Officer under the Bonus Plan in respect of such portion of FY21, which bonus shall be determined by the Compensation Committee based on a quantitative or qualitative evaluation of achievement levels for a combination of Company goals and (iii) for the last two quarters of FY21, Executive’s Bonus shall be based on the same form and criteria approved by the Compensation Committee as the bonus received by the Company’s President and Chief Executive Officer under the Bonus Plan in respect of such portion of FY21, which bonus shall be determined by the Compensation

Committee based on an evaluation of achievement levels for Company goals, which criteria and goals may be quantitative or qualitative, to be determined on a future date by the Compensation Committee. The Compensation Committee shall apply the aforementioned criteria, factors, or goals whether quantitative or qualitative, equally to all Company Named Executive Officers. For FY21, Executive’s Target Bonus shall remain $6 million and Executive’s maximum Bonus shall equal 125% of Executive’s Target Bonus, which shall be the same on a percentage basis of target as the maximum bonus for each of the Company’s other Named Executive Officers in FY21.”

4.    A new Section 4(c)(6) shall be added to the Agreement, which shall read as follows, effective as of the Effective Date:

FY21 Award. Notwithstanding anything else in this Agreement to the contrary, for FY21, Executive’s annual equity award shall be in the form of time-vesting restricted share units (“RSUs”) having a grant date value of $11 million, which shall vest based on continued service, except as otherwise provided for in the Agreement, on the three-year anniversary of the grant date and be settled as soon as practicable thereafter (but in no event later than thirty (30) days after the vesting date). The FY21 annual equity award granted to the Company’s other Named Executive Officers shall be identical in all respects to Executive’s FY21 annual equity award, except that (i) the awards granted to the other Named Executive Officers may have different grant date values and (ii) up to 50% of the awards granted to the other Named Executive Officers may vest according to a different normal vesting schedule than is applicable to Executive as described above. Executive shall be entitled to Dividend RSUs for the FY21 Award under the same terms and conditions that apply to Dividend PSUs under the Agreement.
5.    Each of Sections 7(a)(4), 7(b)(3), 7(c)(3), and 7(d)(3) of the Agreement (regarding treatment of outstanding equity awards upon Executive’s termination of employment) shall be amended, if applicable, to apply to RSUs in the same manner as they apply to the other forms of equity awards identified in each of those sections of the Employment Agreement, except that, as applicable, the RSUs will vest or be forfeited on the date of Executive’s termination and be settled (if applicable) as soon as practicable following the vesting that occurs upon any such termination of employment date (but in no event later than thirty (30) days thereafter).
6.    In the event that Executive becomes entitled to receive severance payments pursuant to Section 7(a) of the Agreement upon any termination without Cause or termination for Good Reason, Executive and the Company acknowledge and agree that (i) the Base Salary portion of any such severance payments pursuant to Section 7(a)(1)(I) of the Agreement shall be determined by reference to Executive’s unreduced Base Salary rate as in effect immediate prior to the Effective Date and (ii) the portion of any such severance payments determined by reference to Executive’s average annual Bonus paid in respect of the immediately preceding two Fiscal Years pursuant to Section 7(a)(1)(III) of the Agreement shall be determined by reference to the average actual Bonus amounts paid in respect of the two most recent Fiscal Years unaffected by this Amendment No. 1 (i.e., excluding the Bonus amounts determined in respect of FY20 and FY21).

7.    Section 11 of the Agreement shall be amended by removing the address identified for the Company for notice and replacing it with the following address:

Ralph Lauren Corporation
100 Metro Boulevard, 6th Floor
Nutley, NJ 07110
Attention: General Counsel

8.    Except as specifically amended and/or modified by this Amendment No. 1, the Employment Agreement is hereby ratified and confirmed and all other terms of the Employment Agreement shall remain in full force and effect, unaltered and unchanged by this Amendment No. 1. The parties hereto acknowledge and agree that the changes to Executive’s compensation arrangements as described in this Amendment No. 1 are intended to be limited to the arrangements expressly described in this Amendment No. 1 and are not intended to adversely impact any other employee benefit arrangements covering Executive. In the event of a conflict between the Employment Agreement and this Amendment No. 1, this Amendment No. 1 shall govern.

    IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to be duly executed and the Executive has hereunto set his hand on the date first set forth above, as of the Effective Date.

RALPH LAUREN CORPORATION

By: /s/ MICHAEL A. GEORGE
Michael A. George,
Chairman of the Compensation & Organizational Development Committee

EXECUTIVE

/s/ RALPH LAUREN
Ralph Lauren

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